EXHIBIT 99.1

Certification Pursuant to

18 U.S.C. Section 1350,

As Adopted Pursuant to

Section 906 of the Sarbanes-Oxley Act of 2002

In connection with the Annual Report for the Health Net, Inc. 401(k) Savings Plan (the “Plan”) on Form 11-K for the period ended December 31, 2002, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), each of Karin D. Mayhew, as Senior Vice President of Organization Effectiveness of Health Net, Inc. (the Plan's sponsor) and Chairman of the Health Net, Inc. Compensation and Benefits Committee (the Plan's Administrative Committee) and Marvin P. Rich, as Executive Vice President, Finance and Operations of Health Net, Inc. and a Member of the Health Net, Inc. Compensation and Benefits Committee hereby certifies, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that, to the best of their respective knowledge:

(1)           The Report fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934, as amended; and

(2)           The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Plan.

/s/ KARIN D. MAYHEW

Karin D. Mayhew

Senior Vice President of Organization Effectiveness of Health Net, Inc. (the Plan's sponsor)

and Chairman of the Health Net, Inc.

Compensation and Benefits Committee (the Plan's Administrative Committee)

June 26, 2003

/s/ MARVIN P. RICH

Marvin P. Rich

Executive Vice President, Finance and Operations of Health

Net, Inc. (the Plan’s sponsor) and Member of the Health Net, Inc.

Compensation and Benefits Committee (the Plan’s Administrative Committee)

June 26, 2003

A signed original of this written statement required by Section 906 has been provided to Health Net, Inc. and will be retained by Health Net, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.